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                                                                    EXHIBIT 3.1a


                              ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.



         Pursuant to the provisions of the Georgia Business Corporation Code, The Profit Recovery Group International, Inc., a Georgia corporation (the "Corporation"), does hereby adopt the following Articles of Amendment to its Articles of Incorporation:

         FIRST:   The name of the corporation is The Profit Recovery Group
International, Inc.

         SECOND: The first paragraph of Article 2 of the Articles of Incorporation of the Corporation is hereby amended so as henceforth to read as follows:

                                      "2.
                                 CAPITALIZATION

          The total number of shares of capital stock of all classes that the corporation shall have the authority to issue is Two Hundred One Million (201,000,000) shares, of which Two Hundred Million (200,000,000) shares, no par value per share, shall be designated "Common Stock" and One Million (1,000,000) shares, no par value per share, shall be designated "Preferred Stock."

         THIRD:   The amendment herein provided for was duly recommended by the
Board of Directors of the Corporation to the shareholders of the Corporation on August 27, 1999.

         FOURTH: The amendment herein provided for was duly approved by the shareholders of the Corporation on September 30, 1999 in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

         IN WITNESS WHEREOF, the undersigned executes these Articles of Amendment this 1st day of October, 1999.


                                         /s/ CLINTON MCKELLAR, JR.
                                         -----------------------------
                                         Clinton McKellar, Jr.
                                         Senior Vice President,
                                         General Counsel and Secretary